TRANSFER AGENT AGREEMENT

     THIS AGREEMENT is made and entered into this _____ day of _______, 2001, by and between Ashport Mutual Funds, a registered management investment company (the "Fund"), and State Trust Capital, LLC, a Delaware Limited Liability Company ("State Trust Capital").

                                    RECITALS:
                                    ---------

     A. The Fund is a diversified, open-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     B. The Fund desires to appoint State Trust Capital as its transfer agent and dividend disbursing and redemption agent, and State Trust Capital desires to accept such appointment.

                                   AGREEMENTS:
                                   -----------

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1.   DUTIES OF STATE TRUST CAPITAL.

     1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints State Trust Capital to act, and State Trust Capital agrees to act, as transfer agent for the Fund's authorized and issued shares of beneficial interest of each class of each portfolio of the Fund (the "Shares"), and as dividend disbursing and redemption agent for the Fund.

     1.02 State Trust Capital agrees that it will perform the following services:

          (a) In accordance with procedures established from time to time by agreement between the Fund and State Trust Capital, State Trust Capital shall:

          (i) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefore to the Custodian of the Fund authorized by the Board of Trustees of the Fund (the "Custodian");

          (ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

          (iii)Receive  for  acceptance   redemption   requests  and  redemption
          directions and deliver the appropriate documentation therefore to the Custodian;

          (iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

          (v) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

          (vi) Prepare and transmit payments for dividends and distributions declared by the Fund;

          (vii)Maintain records of account for and advise the Fund and its Shareholders as to the foregoing; and

          (viii) Record the issuance of shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. MSS shall also provide the Fund on a regular basis with the total number of shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of shares, to monitor the issuance of such shares or to take cognizance of any laws relating to the issue or sale of such shares, which functions shall be the sole responsibility of the Fund.

          (b) In addition, State Trust Capital shall perform all of the customary services of a transfer agent, dividend disbursing and redemption agent, including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and provide a system and reports which will enable the Fund to monitor the total number of Shares sold in each State.

     Procedures applicable to certain of these services may be established from time to time by agreement between the Fund and State Trust Capital.

2.   FEES AND EXPENSES

     2.01 In consideration of the services to be performed by State Trust Capital pursuant to this Agreement, the Fund agrees to pay State Trust Capital the fees set forth in the fee schedule attached hereto as Exhibit "A".

     2.02 In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse State Trust Capital for out-of-pocket expenses or advances incurred by State Trust Capital in connection with the performance of its obligations under this Agreement. In addition, any other expenses incurred by State Trust Capital at the request or with the consent of the Fund will be reimbursed by the Fund.

     2.03 The Fund agrees to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to State Trust Capital by the Fund at least seven days prior to the mailing date of such materials.

3.   REPRESENTATIONS AND WARRANTIES OF STATE TRUST CAPITAL

     State Trust represents and warrants to the Fund that:

     3.01 It is a corporation duly organized and existing and in good standing under the laws of the State of Florida.

     3.02 It is duly qualified to carry on its business in the State of Florida.

     3.03 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

     3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

     3.06 State Trust Capital is duly registered as a transfer agent under the Securities Act of 1934 and shall continue to be registered throughout the remainder of this Agreement.

4.   REPRESENTATIONS AND WARRANTIES OF THE FUND

     The Fund represents and warrants to State Trust Capital that:

     4.01 It is a Business Trust duly organized and existing and in good standing under the laws of Massachusetts.

     4.02 It is empowered under applicable laws and by its charter and By-Laws to enter into and perform this Agreement.

     4.03 All corporate proceedings required by said charter and By-Laws have been taken to authorize it to enter into and perform this Agreement.

     4.04 It is an open-end and diversified management investment company registered under the 1940 Act.

     4.05 A registration statement under the Securities Act of 1933 is currently or will become effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

5.   INDEMNIFICATION

     5.01 State Trust Capital shall not be responsible for, and the Fund shall indemnify and hold State Trust Capital harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

          (a) All actions of State Trust Capital or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without gross negligence or willful misconduct.

          (b) The Fund's refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund's lack good faith, gross negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund hereunder.

          (c) The reliance on or use by State Trust Capital or its agents or subcontractors of information, records and documents which (i) are received by State Trust Capital or its agents or subcontractors and furnished to it by or on behalf of the Fund, and (ii) have been prepared and/or maintained by the Fund or any other person or firm on behalf of the Fund.

          (d) The reliance on, or the carrying out by State Trust Capital or its agents or subcontractors of, any instructions or requests of the Fund.

          (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

     5.02 State Trust Capital shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by State Trust Capital as a result of State Trust Capital's lack of good faith, gross or ordinary negligence or willful misconduct.

     5.03 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

     5.04 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

     5.05 Upon the assertion of a claim for which either party may be required to indemnify the other, the party of seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

6.   COVENANTS OF THE FUND AND STATE TRUST CAPITAL

     6.01 The Fund shall promptly furnish to State Trust Capital a certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of State Trust Capital and the execution and delivery of this Agreement.

     6.02 State Trust Capital hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

     6.03 State Trust Capital shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act, as amended, and the Rules thereunder, State Trust Capital agrees that all such records prepared or maintained by State Trust Capital relating to the services to be performed by State Trust Capital hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

     6.04 State Trust Capital and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

7.   TERM OF AGREEMENT

     7.01 This Agreement shall become effective as of the date hereof and shall remain in force for a period of three years; provided, however, that each party to this Agreement have the option to terminate the Agreement without penalty, upon 90 days prior written notice.

     7.02 Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, MSS reserves the right to charge for any other reasonable expenses associated with such termination.

8.   MISCELLANEOUS

     8.01 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

     8.02 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Fund.

     8.03 The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Florida as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of Florida, or any of the provisions here in, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     8.04 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

     8.05 All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Fund:                            To State Trust Capital:

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ASHPORT MUTUAL FUNDS                    STATE TRUST CAPITAL


By:  ___________________________        By:  ___________________________

Its: ___________________________        Its: ___________________________